Exhibit 10.2

PROMISSORY NOTE

$10,000,000.00	Date: March 23, 2016

PROMISE TO PAY. For value received, MAJESCO, a California corporation (“Borrower”), promises to pay to the order of HSBC BANK USA, NATIONAL ASSOCIATION, a national banking association (“Lender”), Ten Million and 00/100 Dollars ($10,000,000.00) or so much of said sum as has been advanced and is then outstanding under this Note, together with interest thereon as hereinafter set forth. Subject to the terms and conditions set forth in this Note and the Loan Agreement (as hereinafter defined), principal advances under this Note shall be available and repayments may be made from the date hereof until May 23, 2016 (hereinafter, the “Draw Period”).

Interest shall be payable as set forth hereinafter in this Note. In addition, commencing January 1, 2018, and on each January 1 and July 1 thereafter, installments of principal in the amount of One Million Six Hundred Sixty Six Thousand Six Hundred Sixty Six and 67/100 Dollars shall be due and payable semi-annually, and all principal and interest outstanding under this Note shall be due and payable on March 1, 2021 (“Due Date”). PRINCIPAL AMOUNTS ADVANCED UNDER THIS NOTE AND REPAID MAY NOT BE REBORROWED.

All payments under this Note shall be made, without setoff, deduction, or counterclaim, at Lender’s office at 4th Floor, 452 Fifth Ave., New York, New York 10018, or at such other address as Lender may designate in writing. Payments due and payable on a day on which Lender is not open for business are due on the next succeeding business day. Payments will be applied (at Lender’s option) first to any unpaid fees or charges under this Note, then to accrued interest, and then to principal. Lender’s acceptance of a payment that is less than the amount then due does not waive Lender’s right to receive the full amount due.

INTEREST. The outstanding principal balance of this Note will bear interest until the Due Date (whether by acceleration or otherwise) during each Interest Period under this Note at the LIBOR Rate in effect for that Interest Period plus the Applicable Margin in effect on the first day of the relevant Interest Period (the “LIBOR-based Rate”), except at any time when interest shall be determined at the Prime-based Rate as further provided herein.

Subject to the provisions herein regarding Interest Periods and the prior notice required for the selection of a LIBOR interest rate, (i) at any time any portion of this Note bears interest determined in relation to LIBOR, it may be continued by Borrower at the end of the Interest Period applicable thereto so that all or a portion thereof bears interest determined in relation to LIBOR for a new Interest Period designated by Borrower, and (ii) at the time an advance is made hereunder, Borrower may choose to have all or a portion thereof bear interest determined in relation to LIBOR for an Interest Period designated by Borrower.

To select a LIBOR interest rate option hereunder, Borrower shall give Lender notice thereof that is received by Lender prior to 11:00 a.m. New York time on a New York Banking Day at least two (2) New York Banking Days prior to the first day of the Interest Period, or at a later time during such New York Banking Day if Lender, at its sole discretion, accepts Borrower’s notice and quotes a fixed rate to Borrower. Such notice shall specify: (A) the interest rate option selected by Borrower, (B) the principal amount subject thereto, and (C) for each LIBOR selection, the length of the applicable Interest Period. If Lender has not received such notice in accordance with the foregoing before an advance is made hereunder or before the end of any Interest Period, Borrower shall be deemed to have selected an Interest Period of one (1) month for such advance or the principal amount to which such Interest Period applied. Any such notice may be given by telephone (or such other electronic method as Lender may permit) so long as it is given in accordance with the foregoing and, with respect to each LIBOR selection, if requested by Lender, Borrower provides to Lender written confirmation thereof not later than three (3) New York Banking Days after such notice is given. Borrower shall reimburse Lender immediately upon demand for any loss or expense (including any loss or expense incurred by reason of the liquidation or redeployment of funds obtained to fund or maintain a LIBOR borrowing) incurred by Lender as a result of the failure of Borrower to accept or complete a LIBOR borrowing hereunder after making a request therefor. Any reasonable determination of such amounts by Lender shall be conclusive and binding upon Borrower.

Interest accrued on this Note shall be payable on the last day of each Interest Period and, in the case of Interest Periods of six (6) months, three (3) months after the beginning of each such Interest Period.

Interest will be computed on the basis of the actual number of days elapsed and a year consisting of 360 days. On the Due Date or, if earlier, when an Event of Default occurs, whether or not Lender has demanded payment in full, the interest rate shall be two percent (2.00%) per annum above the rate otherwise in effect. In no event shall the interest rate exceed the maximum rate allowed by law. Any interest payment which would be deemed unlawful for any reason under applicable law shall be applied to the outstanding principal balance of this Note.

LATE PAYMENT CHARGE. If any payment under this Note is not received by Lender within ten (10) days of the date when due, a late charge of five percent (5.00%) of the payment amount (and any related escrow payment) will be due. Borrower agrees that the late charge is a reasonable estimate of the administrative costs which Lender will incur in processing the delinquency. Lender’s acceptance of a late payment and/or of the late charge will not waive any default under this Note or affect the acceleration of this Note (if this Note has been accelerated).

PREPAYMENT. At its option and upon prior written notice to the Lender, Borrower may prepay any portion of the principal amount of this Note in whole or in part from time to time without premium or penalty, but with accrued interest on the principal being prepaid to the date of such repayment; provided, however, that such principal portion may be prepaid (i) only on the last Banking Day of the then current Interest Period when the principal balance of this Note is bearing interest at the LIBOR-based rate, and (ii) at any time when the principal balance of this Note is bearing interest at the Prime-based Rate.

If any prepayment of any portion of the principal amount of this Note is required or permitted on a date other than the last Banking Day of the then current Interest Period, then so long as this Note has not become due and payable in accordance with its terms, the Borrower shall have the right to prepay all, but not less than all, of such principal portion, provided that Borrower shall pay to the Lender concurrently with such prepayment a Yield Maintenance Fee in an amount computed as follows: The current rate for United States Treasury securities (bills on a discounted basis shall be converted to a bond equivalent) with a maturity date closest to the maturity date of the term chosen pursuant to the Interest Period as to which the prepayment is made, shall be subtracted from the “cost of funds” component of such principal portion at the time of prepayment. If the result is zero or a negative number, there shall be no Yield Maintenance Fee payable. If the result is a positive number, then the resulting percentage shall be multiplied by the amount of the principal balance being prepaid. The resulting amount shall be divided by 360 and multiplied by the number of days remaining in the term chosen pursuant to the Interest Period as to which the prepayment is made. Said amount shall be reduced to present value calculated by using the number of days remaining in the designated term and using the above-referenced United States Treasury security rate and the number of days remaining in the designated term chosen pursuant to the Interest Period as to which the prepayment is made. The resulting amount shall be the Yield Maintenance Fee due to the Lender upon prepayment of such principal portion. If this Note shall become due and payable for any reason, then any Yield Maintenance Fee with respect to the Note shall become due and payable in the same manner as though the Borrower had exercised its right of prepayment. Borrower recognizes that the Lender will incur substantial additional costs and expenses including loss of yield and anticipated profitability in the event of prepayment of all or part of this Note and that the Yield Maintenance Fee compensates the Lender for such costs and expenses. Borrower acknowledges that the Yield Maintenance Fee is bargained-for consideration and not a penalty.

All prepayments of any portion of the principal amount of this Note shall be applied first to fees and expenses then due hereunder, then to interest on the unpaid principal balance accrued to the date of prepayment and last to the principal balance then due hereunder.

CHANGE IN LAW. If any Change in Law shall make it unlawful or impossible for the Lender to make or maintain the outstanding principal amount of this Note with interest based upon the LIBOR Rate, Lender shall forthwith give notice thereof to Borrower. Thereafter, until Lender notifies Borrower that such conditions or circumstances no longer exist, the Prime-based Rate shall be the applicable interest rate for all Indebtedness hereunder during such period of time.

If any Change in Law shall (a) subject Lender to any tax, duty or other charge with respect to this Note or any Indebtedness hereunder, or shall change the basis of taxation of payments to Lender of the principal of or interest under this Note or any other amounts due under this Note in respect thereof (except for changes in the rate of tax on the overall net income of Lender imposed by the jurisdiction in which Lender’s principal executive office); or (b) impose, modify or deem applicable any reserve (including, without limitation, any imposed by the Board of Governors of the Federal Reserve System), special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by Lender, or shall impose on or the foreign exchange and interbank markets any other condition affecting this Note or the Indebtedness hereunder; and the result of any of the foregoing is to increase the cost to Lender of maintaining any part of the Indebtedness hereunder or to reduce the amount of any sum received or receivable by Lender under this Note by an amount deemed by the Lender to be material, then Borrower shall pay to Lender, within fifteen (15) days of Borrower’s receipt of written notice from Lender demanding such compensation, such additional amount or amounts as will compensate Lender for such increased cost or reduction. A certificate of Lender, prepared in good faith and in reasonable detail by Lender and submitted by Lender to Borrower, setting forth the basis for determining such additional amount or amounts necessary to compensate Lender shall be conclusive and binding for all purposes, absent manifest error.

In the event that any Change in Law affects or would affect the amount of capital required or expected to be maintained by Lender (or any corporation controlling Lender), and Lender determines that the amount of such capital is increased by or based upon the existence of any obligations of Lender hereunder or the maintaining of any Indebtedness hereunder, and such increase has the effect of reducing the rate of return on Lender’s (or such controlling corporation’s) capital as a consequence of such obligations or the maintaining of such Indebtedness hereunder to a level below that which Lender (or such controlling corporation) could have achieved but for such circumstances (taking into consideration its policies with respect to capital adequacy), then Borrower shall pay to Lender, within fifteen (15) days of Borrower’s receipt of written notice from Lender demanding such compensation, additional amounts as are sufficient to compensate Lender (or such controlling corporation) for any increase in the amount of capital and reduced rate of return which Lender reasonably determines to be allocable to the existence of any obligations of the Lender hereunder or to maintaining any Indebtedness hereunder. A certificate of Lender as to the amount of such compensation, prepared in good faith and in reasonable detail by the Lender and submitted by Lender to Borrower, shall be conclusive and binding for all purposes absent manifest error.

DEFAULT. Any of the following events shall, for purposes of this Note, constitute an “Event of Default”: (a) Borrower fails to pay any amount owing on the present or future indebtedness or liability of Borrower to Lender, whether joint or several, contingent or absolute (collectively, “Indebtedness”) when due, whether by maturity, acceleration, mandatory prepayment or otherwise; (b) Borrower or any guarantor of all or any part of the Indebtedness fails to comply with, or violates any of the terms, provisions, warranties or covenants of this Note or any other agreement or commitment between Borrower or that guarantor and Lender beyond any grace period applicable thereto; (c) any guarantor, pledgor, or subordinating creditor terminates or violates any agreement made with respect to the Indebtedness; (d) the holder of any lien on the Collateral institutes foreclosure or other proceedings or exercises any remedial rights against the Collateral; (e)  Borrower or any guarantor becomes insolvent or unable to pay its debts as they come due, ceases doing business or commences liquidation, dissolution or winding up of its business; (f) any representation, certificate, financial statement or other information made or furnished to Lender by Borrower or any other party proves to be incorrect in any material respect or materially misleading when made or furnished; (g) bankruptcy, reorganization, arrangement, insolvency, assignment for the benefit of creditors, or other similar proceedings (“Insolvency Proceedings”) are instituted by or against Borrower or any guarantor; or a receiver, custodian or trustee is appointed for Borrower or any guarantor, or over any substantial portion of either’s assets or any of the Collateral; (h) there is any loss, theft, damage or destruction to any substantial portion of the Collateral, unless insured as required under any other agreement with Lender; (i) any judgment in excess of $100,000 is entered against Borrower or any guarantor, unless action on the judgment is validly stayed, or any attachment, execution, seizure, sequestration, levy, garnishment, distress warrant, or similar judicial process is issued or filed against Borrower or any guarantor or over any substantial portion of either’s assets or any of the Collateral unless action on such process is validly stayed; provided however, that any such judgment or similar judicial process issued, shall not give rise to an Event of Default under this subsection if and for so long as (a) the amount of such judgment or similar judicial process issued is covered by a valid and binding policy of insurance between the defendant and the insurer covering payment thereof and (b) such insurer has been notified, and has not disputed the claim made for payment, of the amount of such judgment or similar judicial process issued; (j)  Borrower or any guarantor (1) sells, leases, or otherwise disposes of all or any substantial portion of its assets or property to any entity other than a guarantor of the Indebtedness, (2) if a natural person, dies or becomes incompetent, or (3) if an entity, dissolves, merges, consolidates, or otherwise terminates its existence; (k) Borrower or any guarantor fails to pay when due any indebtedness (other than to Lender) or to perform or materially comply with any term, covenant or condition in any document evidencing, securing or relating to such indebtedness; (l) HSBC India (as defined in the Loan Agreement) requests cancellation of the HSBC India L/C (as defined in the Loan Agreement); (m) Majesco Ltd. fails to pay when due any indebtedness to Lender, HSBC India or any other affiliate of Lender or to perform or comply with any term, covenant or condition in any document evidencing, securing or relating to such indebtedness; or (n) there is a material adverse change in the existing or prospective business, assets, financial condition or worth of Borrower, any guarantor or the Collateral.

REMEDIES. If an Insolvency Proceeding occurs, all of the Indebtedness (including this Note) shall be immediately due and payable. If any other Event of Default occurs, Lender may declare all or any part of the Indebtedness (including this Note) immediately due and payable. If this Note is not paid at the Due Date (whether by acceleration or otherwise), Lender shall have all of the rights and remedies provided at law or equity or by agreement, including, without limit, the right to sell or liquidate all or any part of the Collateral or offset or apply against the Indebtedness any account balance or other deposit. The remedies of Lender are cumulative and not exclusive. No delay by Lender in the exercise of any right or remedy shall operate as a waiver. No single or partial exercise by Lender of any right or remedy shall preclude any future exercise of such right or remedy or the exercise of any other right or remedy. No waiver or indulgence by Lender of any default or Event of Default shall be effective unless in writing and signed by Lender, nor shall a waiver on one occasion be construed as a bar to any right or remedy, or waiver of any default or Event of Default on any future occasion.

WAIVER. Borrower, and all guarantors and endorsers, and any other party liable for the Indebtedness evidenced by this Note: (i) severally waive presentment, demand, protest, notice of dishonor, notice of non-payment and notice of acceleration of this Note, and (ii) agree that no extension or postponement of the time for payment, or waiver, indulgence or forbearance granted to Borrower, without limit as to number or period, or any modification of this Note, or any substitution, exchange or release of any part of the Collateral, or addition of any party to this Note, or release or discharge of, or suspension of any rights and remedies against, any party liable on this Note, shall reduce or affect the obligation of any other party liable for the payment of this Note.

REIMBURSEMENT OF EXPENSES. Borrower shall reimburse Lender for all costs and expenses, including reasonable attorneys’ fees, incurred by Lender in enforcing its rights under this Note, including without limitation, those incurred in any bankruptcy, reorganization, insolvency or other similar proceeding. Any reference in this Note to attorneys’ fees shall mean reasonable fees, charges, costs and expenses of both in-house and outside counsel and paralegals, whether or not a suit or proceeding is instituted, and whether incurred at the trial court level, on appeal, in a bankruptcy, administrative or probate proceeding, in consultation with counsel, or otherwise.

REINSTATEMENT. If at any time Lender is required, for any reason, to repay or transfer all or any part of any payment or transfer received by Lender in connection with the Indebtedness to any trustee, receiver or other person, then this Note shall continue to be effective or shall be reinstated, as the case may be, regardless of any cancellation of this Note or any other document, and to the extent of any such repayment or transfer, the Indebtedness shall be correspondingly revived and continuing as if no payment or transfer had been received by Lender.

EXAMINATION OF RECORDS. Borrower shall at all times keep full and accurate records of its business and of the Collateral, which records shall be open to inspection and copying by Lender during normal business hours upon reasonable (but no less than five (5) days) prior written notice to Borrower.

BORROWER’S REPRESENTATIONS. Borrower represents that: (a) execution, delivery and performance of this Note do not violate any law, conflict with any agreement by which it is bound, or require the consent or approval of any governmental authority or third party; (b) this Note is valid, binding and enforceable according to its terms; (c) that all financial and other information furnished to Lender are accurate and fairly reflect the financial condition of the organization and persons to which they apply on their effective dates, including contingent liabilities of every type, which financial condition has not changed materially or adversely since those dates, and (d) this Note evidences a loan for a business, commercial, or agricultural enterprise purpose, and no advance shall be used for any personal, family or household purpose. Borrower, if not a natural person, further represents that (a) it is duly organized, existing and in good standing pursuant to the laws under which it is organized; and (b) the execution, delivery and performance of this Note (i) are within its powers and have been duly authorized by all necessary action of its governing body, and (ii) do not contravene the terms of the documents and instruments governing its organization and affairs.

LOAN AGREEMENT. The provisions of the Loan Agreement, dated March 23, 2016, between Borrower and Lender, and all amendments, restatements and replacements thereof (“Loan Agreement”), shall apply to the loan evidenced by this Note, to the extent not expressly inconsistent with the provisions of this Note, the same as if they were fully set forth in this Note.

PARTICIPATIONS. Borrower agrees that Lender has the right to sell, assign, or grant participations or any interest in, any or all of the Indebtedness, and that, in connection with this right, but without limiting its ability to make other disclosures to the full extent allowable, Lender may disclose all documents and information which Lender now or later has relating to Borrower or the Indebtedness subject to the confidentiality provision set forth in the following paragraph of this Note.

CONFIDENTIALITY. Lender agrees (on behalf of itself and each of its affiliates, directors, officers, employees and representatives) to keep confidential, in accordance with its customary procedures for handling confidential information of this nature and in accordance with safe and sound practices of comparable commercial finance companies, any non-public information supplied to it by Borrower pursuant to this Agreement or the other Loan Documents which is identified by Borrower as being confidential at the time the same is delivered to Lender (and which at the time is not, and does not thereafter become, publicly available or available to Lender from another source not known to be subject to a confidentiality obligation not to disclose such information), provided that nothing herein shall limit the disclosure of any such information (i) to the extent required by statute, rule, regulation or judicial process, (ii) to counsel for the Lender, (iii) to examiners, auditors, accountants, (iv) in connection with any litigation to which the Lender is a party or (v) to any assignee (or prospective assignee) so long as such assignee (or prospective assignee) first agrees, in writing, to be bound by confidentiality provisions similar in substance to this Section 10.13. Lender agrees that, upon receipt of a request or identification of the requirement for disclosure pursuant to clause (iv) hereof, it will make reasonable efforts to keep the Borrowers informed of such request or identification; provided that Borrower acknowledges that the Lender may make disclosure as required or requested by any governmental or quasi-governmental authority or body (or any agency, instrumentality or political subdivision thereof) or representative thereof and that the Lender may be subject to review by regulatory agencies and may be required to provide to, or otherwise make available for review by, the representatives of such parties or agencies any such non-public information.

MISCELLANEOUS. The terms of this Note may only be changed in writing, executed by Borrower and a duly authorized officer of Lender. Borrower, if more than one, shall be jointly and severally liable, and the term “Borrower” shall mean any one or more of them. This Note binds Borrower’s heirs, personal representatives, successors and assigns. This Note, and all matters arising from this Note including, but not limited to, provisions related to loan charges, are governed by federal law and, to the extent not preempted by federal law, by the substantive law of the State of New York without regard to conflicts of law principles.

For the purposes of this Note, the following terms have the following meanings:

“Applicable Margin” shall mean, (i) one and twenty-five hundredths percent (1.25%) per annum, (ii) one and fifteen-hundredths percent (1.15%) per annum beginning on the Banking Day after Lender receives Tax Treaty Documentation (as defined in the Loan Agreement) satisfactory to Lender until the earlier of (A) September 23, 2016, (B) the Banking Day when all of the cash pledged by Majesco Ltd. to secure the HSBC India L/C (as defined in the Loan Agreement) is replaced by marketable securities, (C) the Banking Day that Lender determines that a tax treaty between India and the United States no longer applies or that the applicable withholding rate thereunder is greater than 15% or (D) the Banking Day that Lender becomes aware that the IRS has objected to or challenged the reduced withholding rate of 15% and (iii) one and twenty-five hundredths percent (1.25%) per annum thereafter.

“Banking Day” shall mean a New York Banking Day, and, in respect of notices and determinations relating to the LIBOR Rate, also a London Banking Day.

“Change in Law” shall mean the occurrence, after the date hereof, of any of the following: (i) the adoption or introduction of, or any change in any applicable law, treaty, rule or regulation (whether domestic or foreign) now or hereafter in effect and whether or not applicable to Lender on such date, or (ii) any change in interpretation, administration or implementation thereof of any such law, treaty, rule or regulation by any Governmental Authority, or (iii) the issuance, making or implementation by any Governmental Authority of any interpretation, administration, request, regulation, guideline, or directive (whether or not having the force of law), including any, risk-based capital guidelines. For purposes of this definition, (x) a change in law, treaty, rule, regulation, interpretation, administration or implementation shall include, without limitation, any change made or which becomes effective on the basis of a law, treaty, rule, regulation, interpretation administration or implementation then in force, the effective date of which change is delayed by the terms of such law, treaty, rule, regulation, interpretation, administration or implementation, and (y) the Dodd-Frank Wall Street Reform and Consumer Protection Act (Pub. L. 111-203, H.R. 4173) and all requests, rules, regulations, guidelines, interpretations or directives promulgated thereunder or issued in connection therewith shall be deemed to be a “Change in Law” , regardless of the date enacted, adopted, issued or promulgated, whether before or after the date hereof, and (z) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall each be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued or implemented.

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including, without limitation, any supranational bodies such as the European Union or the European Central Bank).

“Interest Period” shall mean a period commencing on a New York Banking Day and continuing for one (1), two (2), three (3) or six (6) months, as designated by Borrower, during which all or a portion of the outstanding principal balance of this Note bears interest determined in relation to LIBOR; provided however, that (i) no Interest Period may be selected for a principal amount less than Two Hundred Fifty Thousand and 00/100 Dollars ($250,000.00), (ii) if the day after the end of any Interest Period is not a New York Banking Day (so that a new Interest Period could not be selected by Borrower to start on such day), then such Interest Period shall continue up to, but shall not include, the next New York Banking Day after the end of such Interest Period, unless the result of such extension would be to cause any immediately following Interest Period to begin in the next calendar month in which event the Interest Period shall continue up to, but shall not include, the New York Banking Day immediately preceding the last day of such Interest Period, and (iii) no Interest Period shall extend beyond the scheduled maturity date hereof.

“LIBOR Rate” shall mean for each Interest Period, the London interbank offered rate administered by ICE Benchmark Administration Limited (or any other successor thereto which takes over administration of such rate) appearing on Bloomberg Page BBAM1 screen (or on any successor or substitute page of such Bloomberg screen providing rate quotations comparable to those currently provided on such page of such Bloomberg screen, as determined by Lender from time to time for purposes of providing quotations of interest rates applicable to United States Dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Banking Days prior to the first day of such Interest Period, as the rate for the offering of United States Dollar deposits with a maturity comparable to the Interest Period.

“London Banking Day” shall mean any day on which dealings in dollar deposits are also carried on in the London interbank market and on which banks are open for business in London, England.

“New York Banking Day” shall mean any day, other than a Saturday, Sunday or any other day designated as a holiday under Federal or applicable State statute or regulation, on which Lender is open for all or substantially all of its domestic and international business (including dealings in foreign exchange) in New York, New York.

“Prime Rate” shall mean the per annum interest rate established by Lender as its prime rate for its borrowers, as such rate may vary from time to time, which rate is not necessarily the lowest rate on loans made by Lender at any such time.

“Prime-based Rate” shall mean a per annum interest rate which is equal to the Prime Rate plus 1.00%.

WAIVER OF JURY TRIAL. BORROWER AND LENDER ACKNOWLEDGE THAT THE RIGHT TO TRIAL BY JURY IS A CONSTITUTIONAL ONE, BUT THAT IT MAY BE WAIVED. EACH PARTY, AFTER CONSULTING (OR HAVING HAD THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF THEIR CHOICE, KNOWINGLY AND VOLUNTARILY, AND FOR THEIR MUTUAL BENEFIT, WAIVES ANY RIGHT TO TRIAL BY JURY IN THE EVENT OF LITIGATION REGARDING THE PERFORMANCE OR ENFORCEMENT OF, OR IN ANY WAY RELATED TO, THIS NOTE OR THE INDEBTEDNESS.

THE MAXIMUM INTEREST RATE SHALL NOT EXCEED THE HIGHEST APPLICABLE USURY CEILING.

NOTICE: THIS NOTE CONTAINS PROVISIONS FOR A VARIABLE INTEREST RATE WHICH MAY RESULT IN INCREASES IN THE INTEREST RATE AND IN THE MONTHLY INSTALLMENTS.

[Signature Page Follows]

[Signature Page to $10,000,000 Promissory Note dated March 23, 2016, payable to HSBC Bank USA, National Association]

Borrower’s Address:	MAJESCO

412 Mt. Kemble Avenue, Suite 110C	By:	/s/ Ketan Mehta
Morristown, New Jersey 07960	Name:	Ketan Mehta
	Title:	President